EXHIBIT (A)(1)


                           Offer To Purchase For Cash
                     All Outstanding Shares of Common Stock
                                       of
                                  CDnow, Inc.
                                       at
                              $3.00 Net Per Share
                                       by
                             BINC Acquisition Corp.
                          a wholly owned subsidiary of
                               Bertelsmann, Inc.

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 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON TUESDAY, AUGUST 22, 2000, UNLESS THE OFFER IS EXTENDED.
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     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY
TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK OF CDNOW, INC. (THE "COMPANY") THAT REPRESENTS, TOGETHER WITH ANY SHARES BENEFICIALLY OWNED BY BERTELSMANN (OTHER THAN SHARES, IF ANY, ISSUABLE UPON CONVERSION OF THE CONVERTIBLE LOAN AGREEMENT), AT LEAST A
MAJORITY OF THE THEN OUTSTANDING SHARES ON A DILUTED BASIS (TAKING INTO CONSIDERATION OPTIONS AND WARRANTS TO ACQUIRE SHARES AT $10 PER SHARE OR LESS BUT EXCLUDING SHARES, IF ANY, ISSUABLE UPON CONVERSION OF THE CONVERTIBLE LOAN AGREEMENT) AND (II) THE EXPIRATION OR TERMINATION OF THE APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 OR OTHER APPLICABLE FOREIGN ANTITRUST OR COMPETITION LAWS. THE OFFER IS ALSO SUBJECT TO OTHER CONDITIONS. SEE "THE OFFER--CONDITIONS TO THE OFFER".

     THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS AND RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS TENDER THEIR SHARES IN THE OFFER.

                                   IMPORTANT

     If you are a shareholder of CDnow common stock and wish to tender your shares in the offer, you must (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined herein) together with certificates representing the shares tendered or follow the procedure for book-entry transfer set forth in "The Offer--Procedures for Accepting the Offer and Tendering Shares", or (2) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that person if you wish to tender your Shares.

     If you wish to tender your shares and cannot deliver certificates representing your shares and all other required documents to the Depositary on or prior to the Expiration Date (as defined herein) or you cannot comply with the procedures for book-entry transfer on a timely basis, you may tender your shares pursuant to the guaranteed delivery procedure set forth in "The Offer--Procedures for Accepting the Offer and Tendering Shares".

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or the Dealer Manager. You may also contact your broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

                      The Dealer Manager for the Offer is:

                              [Lazard Freres LOGO]
July 26, 2000


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                            -----------------------
                               TABLE OF CONTENTS
                            -----------------------

                                                                           Page
                                                                           ----
SUMMARY TERM SHEET...........................................................1
INTRODUCTION.................................................................4
THE OFFER....................................................................6
          Terms of the Offer.................................................6
          Acceptance for Payment and Payment for Shares......................7
          Procedures for Accepting the Offer and Tendering Shares............8
          Withdrawal Rights.................................................10
          Certain United States Federal Income Tax Consequences.............11
          Price Range of Shares; Dividends..................................12
          Certain Information Concerning the Company........................13
          Certain Information Concerning Bertelsmann and Purchaser..........14
          Source and Amount of Funds........................................15
          Background of the Offer...........................................15
          Purpose and Structure of the Offer................................16
          Plans for the Company.............................................17
          The Merger Agreement..............................................17
          The Shareholder Agreement.........................................22
          Dissenters' Rights................................................22
          The Related Financing.............................................23
          Certain Effects of the Offer......................................24
          Conditions to the Offer...........................................25
          Certain Legal Matters; Regulatory Approvals.......................25
          Fees and Expenses.................................................29
          Miscellaneous.....................................................30


SCHEDULE I  Directors and Executive Officers of Bertelsmann, Purchaser
            and Bertelsmann AG..............................................I-1

                               SUMMARY TERM SHEET

     Bertelsmann, Inc. ("Bertelsmann"), through its wholly owned subsidiary, BINC Acquisition Corp. ("BINC"), is offering to purchase all of the outstanding common stock of CDnow, Inc. ("CDnow") for $3.00 per share in cash. The following are some of the questions you, as a shareholder of CDnow, may have and the answers to those questions. We urge you to carefully read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my securities?

     We are Bertelsmann, Inc., a Delaware corporation, and through our wholly owned subsidiary, BINC Acquisition Corp., a Pennsylvania corporation, we are offering to purchase all of the outstanding common stock of CDnow. BINC was formed for the purpose of making this tender offer. Both Bertelsmann and BINC are wholly owned subsidiaries of Bertelsmann AG, a German corporation.

What are the classes and amounts of securities sought in the offer?

     We are seeking to purchase all of the outstanding common stock, no par value, of CDnow.

How much are you offering to pay for my securities and what is the form of payment? Will I have to pay any fees or commissions?

     We are offering to pay the price of $3.00 per share, net to you, in cash. If you tender your shares to us in the offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Do you have the financial resources to make payment?

     We will provide BINC with sufficient funds to purchase shares tendered to us in the offer and to complete the merger which is expected to follow the successful completion of the offer. It is anticipated that the funds will be obtained from existing credit facilities or new financing arrangements with existing financing sources. See "The Offer--Source and Amount of Funds".

Is your financial condition relevant to my decision to tender in the offer?

     We do not think our financial condition is relevant to your decision whether to tender in the offer because the form of payment consists solely of cash and the offer is not conditioned on our ability to obtain financing. See "The Offer-- Certain Information Concerning Bertelsmann and Purchaser" and "The Offer--Source and Amount of Funds".

How long do I have to decide whether to tender in the offer?

     You will have at least until 12:00 midnight, New York City time, on Tuesday, August 22, 2000, to decide whether to tender your shares in the offer, unless we decide to extend the offer. Further, if you are unable to deliver the required documents in order to make a valid tender by that time, you may be able to use the guaranteed delivery procedure described in this Offer to Purchase. See "The Offer--Terms of the Offer--Expiration Date" and "The Offer-- Procedures for Accepting the Offer and Tendering Shares".

What are the most significant conditions to the offer?

     We are not obligated to purchase any shares in the offer unless the number of shares tendered in the offer, when added to any shares then owned by Bertelsmann (excluding shares, if any, issuable upon conversion of the Convertible Loan Agreement) represents at least a majority of the shares of CDnow outstanding on a diluted basis, taking into consideration options and warrants to acquire shares at $10 per share or less but excluding shares issuable to

Bertelsmann upon conversion of the Convertible Loan Agreement. We calculate the minimum number of shares to be approximately 18,282,466, representing approximately 55.5% of the presently outstanding shares. In addition, our obligation to purchase shares in the offer is conditioned upon the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other applicable foreign antitrust or competition laws, as well as certain other conditions. See "The Offer--Conditions to the Offer".

How do I tender my shares?

     If you are a record holder, you may tender your shares by delivering the certificates representing your shares, together with a completed Letter of Transmittal, to ChaseMellon Shareholder Services, L.L.C., the depositary for the offer, not later than the time the offer expires. If your shares are held in street name, you must instruct your nominee to tender the shares. If you are unable to deliver the required documents to the depositary by the expiration of the offer, you may get some extra time to do so by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three Nasdaq National Market trading days. However, the depositary must receive the missing items within that three day period. See "The Offer--Procedures for Accepting the Offer and Tendering Shares".

How do I withdraw previously tendered shares?

     To withdraw shares, you must deliver a properly executed written notice of withdrawal (or a facsimile of one) with the required information to the depositary while you still have the right to withdraw the shares. See "The Offer-- Withdrawal Rights".

Until what time can I withdraw previously tendered shares?

     You can withdraw shares at any time until the offer has expired. See "The Offer--Withdrawal Rights".

Is there an agreement governing the offer?

     Yes. Bertelsmann, BINC and CDnow have entered into a merger agreement dated as of July 19, 2000. The merger agreement provides, among other things, for the terms and conditions of the offer and the merger of BINC into CDnow following the offer. See "The Offer--The Merger Agreement".

What does the board of directors of CDnow think of the offer?

     The board of directors of CDnow has determined that the offer and the merger are fair to and in the best interests of the shareholders of CDnow, and recommends that CDnow shareholders tender their shares in the offer. See "The Offer--Background of the Offer" and "The Offer--The Merger Agreement".

Have any shareholders agreed to tender their shares?

     Yes. Jason Olim, president and chief executive officer and a director of CDnow, and Matthew Olim, a director and Technical Lead of CDnow, have each agreed to tender their shares in the offer. Jason Olim and Matthew Olim each own 2,960,025 shares, representing collectively approximately 18% of the currently outstanding shares. See "The Offer--The Shareholder Agreement".

If a majority of the shares are tendered and accepted for payment, will CDnow continue as a public company?

     No. Following the purchase of the shares in the offer, we expect to consummate the merger. If the merger takes place, CDnow will be privately owned. Even if the merger does not take place, if we purchase all the tendered shares, there may be so few remaining shareholders and publicly held shares that CDnow's common stock will no longer be eligible to be traded through the Nasdaq National Market, there may not be a public trading market for CDnow's stock, and CDnow may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the rules of the Securities and Exchange Commission relating to publicly held companies.

Will the offer be followed by a merger if all CDnow shares are not tendered in the offer?

     Yes. If the offer is consummated, BINC will be merged into CDnow. If that merger takes place, Bertelsmann will own all of the shares of CDnow and all remaining public shareholders (other than shareholders properly exercising dissenters' rights) will receive $3.00 per share (or any other higher price per share that is paid in the offer) in cash.

If I decide not to tender, how will the offer affect my shares?

     If the merger described above takes place, shareholders (other than those properly exercising dissenters' rights) not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that if you tender your shares into the offer, you will be paid earlier and will not have dissenters' rights. However, even if the merger does not take place, the number of shareholders and shares of CDnow that are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, any public trading market) for CDnow's common stock. Also, as described above, CDnow may cease making filings with the Securities and Exchange Commission or may no longer be required to comply with the rules of the Securities and Exchange Commission relating to publicly held companies.

What is the market value of my shares as of a recent date?

     On July 19, 2000, the last full trading day before we announced the merger agreement with CDnow, the last sale price of CDnow's common stock reported on the Nasdaq National Market was $2 7/8 per share. On July 25, 2000 the last full trading day before the date of this offer to purchase, the last sale price of CDnow's common stock was $2 7/8 per share. We advise you to obtain a recent quotation for shares of CDnow's common stock in deciding whether to tender your shares.

Who can I talk to if I have questions about the offer?

     You can call MacKenzie Partners, Inc. at (212) 929-5500 (call collect) or
(800) 322-2885 (toll free) or Lazard Freres at (212) 632-6717 (call collect). MacKenzie Partners, Inc. is acting as the information agent and Lazard Freres is acting as the dealer manager for our offer.

To the Holders of Shares of Common Stock of CDnow, Inc.:

                                  INTRODUCTION

     BINC Acquisition Corp. ("Purchaser"), a Pennsylvania corporation and a wholly owned subsidiary of Bertelsmann, Inc., a Delaware corporation ("Bertelsmann"), hereby offers to purchase all of the outstanding shares of common stock, no par value (the "Shares"), of CDnow, Inc. ("the Company") at a price of $3.00 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

     The Offer is being made pursuant to the Agreement and Plan of Merger dated as of July 19, 2000 (the "Merger Agreement") among Bertelsmann, Purchaser and the Company. The Merger Agreement provides that, following completion of the Offer and the satisfaction or waiver of certain conditions in the Merger Agreement, Purchaser will be merged into the Company (the "Merger") with the Company continuing as the surviving corporation (the "Surviving Corporation"), which will be wholly owned by Bertelsmann. At the effective time of the Merger (the "Effective Time"), each Share outstanding immediately prior to the Effective Time (other than Shares owned by Bertelsmann or any of its subsidiaries or the Company as treasury stock, all of which will be cancelled, and other than Shares that are held by shareholders, if any, who properly exercise their dissenters' rights under the Pennsylvania Business Corporation Law (the "BCL")), will be converted into the right to receive $3.00 (or any greater per Share price paid in the Offer) in cash, without interest (the "Merger Consideration"). The Merger Agreement is more fully described in "The Offer--The Merger Agreement", which also contains a discussion of the treatment of stock options.

     Tendering shareholders who are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Shareholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Bertelsmann or Purchaser will pay all charges and expenses of Lazard Freres & Co. L.L.C. as dealer manager ("Lazard Freres" or the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C., as depositary (the "Depositary"), and MacKenzie Partners, Inc., as information agent (the "Information Agent"), incurred in connection with the Offer.

     The Board of Directors of the Company (the "Company Board") has determined that the Offer and the Merger are fair to and in the best interests of the shareholders of CDNOW and recommends that CDnow shareholders tender their Shares in the Offer.

     Allen & Company Incorporated ("Allen & Company"), the Company's financial advisor, has delivered to the Company Board its written opinion dated July 19, 2000, to the effect that, as of such date and based on and subject to the matters stated in such opinion, the consideration to be received by holders of Shares in the offer and the merger pursuant to the Merger Agreement are fair from a financial point of view to such holders. The full text of Allen & Company's written opinion, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is included as Annex A to the Company's Solicitation/Recommendation Statement on
Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to shareholders concurrently herewith. Shareholders are urged to read the full text of such opinion carefully in its entirety.

     The Company has been advised that all of its directors and executive officers intend to tender all of their Shares pursuant to the Offer.

     The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that, together with any Shares then beneficially owned by Bertelsmann (excluding Shares, if any, issuable upon conversion of the Convertible Loan Agreement), represents at least a majority of the then outstanding Shares on a diluted basis, taking into consideration options and warrants to acquire Shares at $10 per Share or less but excluding Shares, if any, issuable upon conversion of the Convertible Loan Agreement (the "Minimum Condition"). The Offer is also conditioned upon the expiration or

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termination of the waiting period under the Hart-Scott-Rodino Antitrust
Improvements Act of 1976 (the "HSR Act") and other applicable foreign antitrust or competition laws and the satisfaction of certain other conditions. See "The Offer--Conditions to the Offer".

     The Company has advised Bertelsmann that, on July 19, 2000, 32,961,610 Shares were issued and outstanding and 3,603,320 Shares were subject to issuance upon the exercise or conversion of options or warrants with an exercise or conversion price of $10 per share or less. Accordingly, Purchaser believes that the Minimum Condition would be satisfied if approximately 18,282,466 Shares (or approximately 55.5% of the outstanding Shares) were validly tendered and not withdrawn prior to the expiration of the Offer. Pursuant to the CDnow Shareholder Agreement, dated as of July 19, 2000 (the "Shareholder Agreement"), Jason Olim, president and chief executive officer and a director of the Company, and Matthew Olim, a director and Technical Lead of the Company, have each agreed to tender in the Offer all Shares beneficially owned by them. Jason Olim and Matthew Olim each own 2,960,025 Shares, representing collectively 18% of the currently outstanding Shares. See "The Offer--The Shareholder Agreement".

     The Merger Agreement provides that upon acceptance for payment of a number of Shares that satisfies the Minimum Condition, Bertelsmann will be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board that equals the product of (1) the total number of directors on the Company Board and (2) the percentage that the number of Shares beneficially owned by Bertelsmann bears to the total number of Shares then outstanding. The Company and Bertelsmann have agreed to use their reasonable best efforts to cause at least two members of the Company Board who were directors as of the date of the Merger Agreement and are not employees of the Company to remain directors of the Company until the Effective Time. See "The Offer--The Merger Agreement".

     The Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the approval of the Merger Agreement by the Company's shareholders. If the Minimum Condition is satisfied, Purchaser would have sufficient voting power to approve the Merger without the affirmative vote of any other shareholder of the Company. The Company has agreed, if required, to cause a meeting of its shareholders to be held as promptly as practicable following consummation of the Offer for the purposes of considering and taking action upon the approval and adoption of the Merger Agreement. Bertelsmann and Purchaser have agreed to vote their Shares in favor of the approval and adoption of the Merger Agreement. See "The Offer--The Merger Agreement".

     This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

                                   THE OFFER

Terms of the Offer

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn as permitted under "The Offer--Withdrawal Rights". The term "Expiration Date" means 12:00 p.m., New York City time, on August 22, 2000, unless Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions set forth in "The Offer--Conditions to the Offer". Subject to the provisions of the Merger Agreement, Purchaser may waive any or all of the conditions to its obligation to purchase Shares pursuant to the Offer (other than the Minimum Condition). If by the Expiration Date any of the conditions to the Offer have not been satisfied or waived, Purchaser may elect to (i) terminate the Offer and return all tendered Shares to tendering shareholders, (ii) waive all of the unsatisfied conditions (other than the Minimum Condition) and, subject to any required extension, purchase all Shares validly tendered by the Expiration Date and not properly withdrawn or (iii) extend the Offer and, subject to the right of shareholders to withdraw Shares until the new Expiration Date, retain the Shares that have been tendered until the expiration of the Offer as extended.

     Purchaser will not make any change without the prior written consent of the Company that (i) decreases the price per Share payable in the Offer, (ii) reduces the maximum number of Shares to be purchased in the Offer, (iii) changes the form of consideration to be paid in the Offer, or (iv) imposes conditions to the Offer in addition to the conditions set forth in "The Offer--Conditions to the Offer".

     Subject to the applicable rules and regulations of the Securities and Exchange Commission ("SEC") and the provisions of the Merger Agreement, Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to terminate the Offer if any of the conditions set forth in "The Offer--Conditions to the Offer" have not been satisfied and
(ii) to waive any condition to the Offer (other than the Minimum Condition) or otherwise amend the Offer in any respect, in each case by giving oral or written notice of such extension, termination, waiver or amendment to the Depositary and by making a public announcement thereof. If Purchaser accepts for payment any Shares pursuant to the Offer, it will accept for payment all Shares validly tendered prior to the Expiration Date and not properly withdrawn, and will promptly pay for all Shares so accepted for payment.

     Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Securities and Exchange Act of 1934 (the "Exchange Act"). Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If Purchaser is delayed in its acceptance for payment of or payment for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described herein under "The Offer--Withdrawal Rights". However, the ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited by (i) Rule 14e- 1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of shareholders promptly after the termination or withdrawal of such bidder's offer and (ii) the terms of the Merger Agreement, which require that Purchaser pay for Shares that are tendered pursuant to the Offer as soon as permitted after the expiration of the Offer.

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     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. If Purchaser changes the price to be paid or the number of Shares to be purchased in the Offer, the Offer must remain open until the tenth business day from the date that notice of such change is first published, sent or given to shareholders. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of 10 business days may be required to allow for adequate dissemination to shareholders.

     The Company has provided Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

Acceptance for Payment and Payment for Shares

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the satisfaction or earlier waiver of all the conditions to the Offer set forth in "The Offer--Conditions to the Offer", Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn pursuant to the Offer as soon as it is permitted to do so under applicable law. Subject to the Merger Agreement and compliance with Rule 14e-1(c) under the Exchange Act, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See "The Offer--Certain Legal Matters; Regulatory Approvals".

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the certificates evidencing such Shares (the "Share Certificates") or confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in "The Offer--Procedures for Accepting the Offer and Tendering Shares", (2) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (3) any other documents required by the Letter of Transmittal.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under "The Offer--Terms of the Offer", the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering shareholders are entitled to withdrawal rights as described in "The Offer--Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act.

     Under no circumstances will interest on the Offer Price for Shares be paid, regardless of any delay in making such payment.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in "The Offer--Procedures for Accepting the Offer and Tendering Shares", such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transaction or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

Procedures for Accepting the Offer and Tendering Shares

     Valid Tenders. In order for a shareholder validly to tender Shares pursuant to the Offer, either (1) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (2) the tendering shareholder must comply with the guaranteed delivery procedures described below.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book- Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below.

     Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (1) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (2) if the Shares are tendered for the account of a firm that is participating in the Security Transfer Agents Medallion Program (an "Eligible Institution"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in the name of, a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such shareholder's Shares are not immediately available or such shareholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

     (1)  such tender is made by or through an Eligible Institution;

     (2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

     (3) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq National Market trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

     In all cases, Shares will not be deemed validly tendered unless a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) is received by the Depositary.

     The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering shareholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. None of Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser (including, with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares (and other securities) for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

     The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder's acceptance of the Offer, as well as the tendering shareholder's representation and warranty that such shareholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

     TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO SHAREHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH UNITED STATES HOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER OR SOCIAL SECURITY NUMBER OR CERTIFY THAT SUCH SHAREHOLDER IS NOT SUBJECT TO BACKUP WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES TO A SHAREHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH SHAREHOLDER. SEE INSTRUCTION 8 OF THE LETTER OF TRANSMITTAL. IF A SHAREHOLDER IS A NONRESIDENT ALIEN OR FOREIGN ENTITY NOT SUBJECT TO BACKUP WITHHOLDING, THE SHAREHOLDER IS URGED TO GIVE THE DEPOSITARY A COMPLETED W-8BEN (CERTIFICATE OF FOREIGN STATUS) PRIOR TO RECEIPT OF PAYMENT.

Withdrawal Rights

     Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after September 23, 2000 unless theretofore accepted for payment as provided in this Offer to Purchase.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name and address of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "The Offer--Procedures for Accepting the Offer and Tendering Shares", any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     If Purchaser is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described herein.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in "The Offer--Procedures for Accepting the Offer and Tendering Shares".

Certain United States Federal Income Tax Consequences

     This summary of the material United States federal income tax consequences of the Offer and the Merger is for general information only and is based on the law as currently in effect. This summary does not discuss all of the tax consequences that may be relevant to a shareholder in light of its particular circumstances or to shareholders subject to special rules, such as financial institutions, broker-dealers, tax-exempt organizations, shareholders that hold their Shares as part of a straddle or a hedging or conversion transaction and shareholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation.

     Shareholders are urged to consult their own tax advisors as to the particular tax consequences to them of the Offer and the Merger, including the effect of United States state and local tax laws or foreign tax laws.

     A United States holder refers to:

     o    a citizen or resident of the United States,

     o a corporation or other entity created or organized in the United States or under the laws of the United States or of any political subdivision of the United States, or

     o an estate or trust, the income of which is includible in gross income for federal income tax purposes regardless of its source.

     A Non-United States holder refers to a shareholder that is not a United States holder.

     Tender Offer

     United States Holders. The receipt by a United States holder of cash for Shares pursuant to the Offer will be a taxable transaction under the United States Internal Revenue Code of 1986, as amended (the "Code"). A tendering United States holder will generally recognize gain or loss in an amount equal to the difference between the cash received by the shareholder pursuant to the Offer and the shareholder's adjusted tax basis in the Shares tendered pursuant to the Offer. That gain or loss will be a capital gain or loss if the Shares are a capital asset in the hands of the shareholder, and will be long term capital gain or loss if the Shares have been held for at least one year. Shareholders are urged to consult their own tax advisors as to the federal income tax treatment of a capital gain or loss (including limitations on the deductibility of a capital loss).

     A United States holder that tenders Shares may be subject to backup withholding at a rate of 31% unless it provides its taxpayer identification number and certifies that the number is correct or properly certifies that it is awaiting a taxpayer identification number, or unless an exemption is demonstrated to apply. See "Procedures for Accepting the Offer and Tendering Shares--Other Requirements." Backup withholding is not an additional tax. Amounts so withheld can be refunded or credited against the federal income tax liability of the shareholder, provided appropriate information is forwarded to the IRS. A tendering United States holder should complete the Substitute Form W-9 that is included in the Letter of Transmittal.

     Non-United States Holders. A tendering Non-United States holder will generally not be subject to United States federal income tax on a gain realized on a disposition of Shares unless:

     o the gain is effectively connected with a trade or business in the United States of that Non-United States holder,

     o that Non-United States holder is a non-resident alien individual who holds the Shares as a capital asset and who is present in the United States for 183 or more days in 2000, or

     o that Non-United States holder is subject to tax under the provisions of the Code on the taxation of United States expatriates.

     Information reporting and backup withholding imposed at a rate of 31% may apply under specified circumstances to cash payments received by a tendering Non-United States Holder unless it certifies as to its foreign status or otherwise establishes an exemption. See "The Offer--Procedures for Accepting the Offer and Tendering Shares--Other Requirements." Backup withholding is not an additional tax. Amounts so withheld can be refunded or credited against the federal income tax liability of a Non-United States holder, provided appropriate information is forwarded to the IRS. To avoid backup withholding, a tendering Non-United States holder should complete a Form W-8BEN, which may be obtained from the Depositary.

     Merger

     The receipt by a United States holder or Non-United States holder of cash pursuant to the Merger would generally result in federal income tax consequences similar to those described in the relevant portion of the above summary. Shareholders that receive cash pursuant to the Merger are urged to consult their own tax advisors.

Price Range of Shares; Dividends

     The Shares are authorized for quotation on the Nasdaq National Market under the symbol "CDNW." The following table sets forth, for the periods indicated, the high and low sales prices per Share for the periods indicated. Share prices are as reported on the Nasdaq National Market based on published financial sources.

                                                   Common Stock
                                                -------------------
                                                 High         Low
                                                -------     -------
1998:
   First Quarter (commencing February 10).......$27 1/4     $18 1/4
   Second Quarter...............................$39         $16
   Third Quarter................................$27 1/2     $ 7
   Fourth Quarter...............................$39 1/4     $ 7 1/16
1999:
   First Quarter................................$24 15/16   $13 5/8
   Second Quarter...............................$22 1/4     $13 1/4
   Third Quarter................................$23 17/64   $11 3/8
   Fourth Quarter...............................$18 1/8     $ 9 7/8
2000:
   First Quarter................................$13 1/4     $  3 13/32
   Second Quarter...............................$ 5 7/16    $  2 1/32
   Third Quarter (through July 25, 2000)........$ 3 1/4     $  2 1/4

     On July 19, 2000, the last full trading day before the public announcement of the Merger Agreement, the last sale price per Share on the Nasdaq National Market was $2 7/8. On July 25, 2000, the last full day of trading before the commencement of the Offer, the last sale price per Share on the Nasdaq National Market was $2 7/8 per Share. Shareholders are urged to obtain a current market quotation for the Shares. As of July 24, 2000 there were approximately 340 holders of record of Shares and 32,961,610 outstanding Shares.

     The Company has not declared or paid any dividend since its initial public offering in 1998 and does not anticipate that it will pay any dividends in the foreseeable future. In addition, pursuant to the Merger Agreement, the Company has agreed not to declare, set aside or pay any dividends or other distribution with respect to the Shares.

Certain Information Concerning the Company

     General. The Company is a Pennsylvania corporation with its principal offices located at 1005 Virginia Drive, Ft. Washington, PA 19034. The telephone number of the Company is (215) 619-9900. CDnow, a Pennsylvania corporation, was incorporated in October 1998.

     CDnow is a holding company formed in connection with the merger of CDnow Online, Inc. and N2K Inc. in 1999. CDnow Online, Inc., now a wholly-owned subsidiary of CDnow, was incorporated in Pennsylvania in 1994. CDnow is one of the leading electronic commerce retailers of pre-recorded music, including CDs and other entertainment related products. CDnow is also a source of entertainment related content and a focal point of an Internet community for the exchange of entertainment-related news and information.

     Available Information. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC's Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available. Although neither Purchaser nor Bertelsmann has any knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, neither Purchaser nor Bertelsmann takes any responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to Purchaser or Bertelsmann.

     Certain Projections. The Company does not, as a matter of course, make public any forecasts as to its future financial performance. However, in connection with Bertelsmann's review of the transactions contemplated by the Merger Agreement, the Company provided Bertelsmann with certain projected financial information concerning the Company. Such information included, among other things, the Company's projections of total revenues, gross profit, earnings before interest, taxation and amortization ("EBITA") and net income for the Company for the years 2000 through 2003. Set forth below is a summary of such projections. These projections should be read together with the financial statements of the Company that can be obtained from the SEC as described above.

                                       Year Ended December 31,
                                  -----------------------------------
                                    2000      2001     2002    2003
                                  --------  -------  -------  -------
                                             (in millions)
Total Revenues................... $  166.0  $ 238.5  $ 330.3  $ 450.3
Gross Profit..................... $   33.1  $  61.4  $  94.0  $ 131.8
EBITA............................ $  (69.8) $ (34.2) $ (14.5) $   6.4
Net Income....................... $ (104.4) $ (65.9) $ (17.7) $   7.7

     It is the understanding of Bertelsmann and Purchaser that the projections were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts and are included herein only because such information was provided to Bertelsmann and Purchaser in connection with their evaluation of a business combination transaction. These forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) are subject to certain risks and uncertainties that could cause actual results to differ materially from the projections. The Company has advised Purchaser and Bertelsmann that its internal financial forecasts (upon which the projections provided to Bertelsmann and Purchaser were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections also reflect numerous assumptions (not all of which were provided to Bertelsmann and Purchaser), all made by management of the Company, with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict, many of which are beyond the Company's control, and none of which were subject to approval by Bertelsmann or Purchaser. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections herein should not be regarded as an indication that any of Bertelsmann, Purchaser, the Company or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of Bertelsmann, Purchaser, the Company or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

Certain Information Concerning Bertelsmann and Purchaser

     General. Bertelsmann is a Delaware corporation with its principal offices located at 1540 Broadway, New York, NY 10036. The telephone number of Bertelsmann is (212) 782-1000. Bertelsmann is the U.S. holding company for companies that are principally engaged in the following sectors: book and magazine production and publishing; printing; music and entertainment; TV, film and radio; and "new media."

     Purchaser is a Pennsylvania corporation with its principal offices located at 1540 Broadway, New York, NY 10036, c/o Bertelsmann, Inc. The telephone number of Purchaser is (212) 782-1000. Purchaser is a wholly-owned subsidiary of Bertelsmann. Purchaser has not carried on any activities other than in connection with the Merger Agreement.

     Each of Bertelsmann and Purchaser are wholly owned subsidiaries of Bertelsmann AG, a German corporation ("Bertelsmann AG"). Bertelsmann AG is a German corporation (Aktiengesellschaft) with its principal offices located at Carl-Bertelsmann-Strasse 270, D-33311 Gutersloh, Germany. The telephone number of Bertelsmann AG is 011-49-5241-800. It is a holding company for companies that are principally engaged in the following sectors: book and magazine production and publishing; printing; music and entertainment; TV, film and radio; and "new media."

     The name, citizenship, business address, business phone number, principal occupation or employment and five-year employment history for each of the directors and executive officers of Bertelsmann, Purchaser and Bertelsmann AG and certain other information are set forth in Schedule I hereto.

     Except as described in this Offer to Purchase, (1) none of Bertelsmann, Purchaser nor, to the best knowledge of Bertelsmann and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority- owned subsidiary of Bertelsmann or Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (2) none of Bertelsmann, Purchaser nor, to the best knowledge of Bertelsmann and Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

     Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Bertelsmann, Purchaser nor, to the best knowledge of Bertelsmann and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

     Except as set forth in this Offer to Purchase, none of Bertelsmann, Purchaser nor, to the best knowledge of Bertelsmann and Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contracts, negotiations or transactions between Bertelsmann or any of its subsidiaries or, to the best knowledge of Bertelsmann, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Source and Amount of Funds

     The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $152 million. The Offer and the Merger are not conditioned on obtaining financing. Bertelsmann and Purchaser currently expect to obtain such funds through one or more credit facilities. As of the date hereof, Bertelsmann had available unutilized committed long and short-term credit facilities in excess of $300 million. Bertelsmann and Purchaser have not determined whether they will obtain the funds to be used to finance the Offer and the Merger from one or more existing Bertelsmann credit facilities or whether the funds will be obtained from a new financing arrangement which Bertelsmann may enter into with an existing financing source.

Background of the Offer

     In early April 1999, BMG Music, Inc. a wholly-owned subsidiary of Bertelsmann AG, and two other parties approached the Company to explore a possible transaction with the Company. On April 24, 1999, the Company entered into a confidentiality agreement with BMG Music, Inc. and the two other parties. Subsequently, the Company, BMG Music Inc. and these other parties held discussions concerning a possible merger between the Company and Getmusic LLC, which was and currently is a Delaware limited liability company jointly owned by BMG Music Inc. and Universal Music Group, Inc. Discussions were held concerning a possible transaction at various times during the remainder of April and May. In late May 1999, the parties discontinued their discussions.

     In April 2000, following the termination of the Company's merger with Columbia House, and as part of the Company's search for an investor or merger partner, Bertelsmann AG was contacted by Allen & Company, financial advisor to the Company, to inquire as to Bertelsmann AG's interest in making an investment in or an acquisition of the Company.

     In early June, a representative of Lazard Freres, Bertelsmann AG's financial advisor, contacted Allen & Company to inquire as to whether they remained interested in pursuing a transaction with Bertelsmann AG.

     On June 15, 2000, Bertelsmann AG entered into a confidentiality agreement with the Company for the purpose of receiving non-public information with respect to the Company.

     On June 16, 2000, the Company made a management presentation to representatives of Bertelsmann AG and Lazard Freres. Beginning in mid-June, representatives of Bertelsmann AG, Lazard Freres, KPMG and Davis Polk & Wardwell, counsel to Bertelsmann AG ("Davis Polk"), conducted certain follow-up due diligence concerning the Company.

     During the week of June 26, 2000, Bertelsmann AG and its advisors began to consider possible structures for a transaction involving the Company, including the terms on which Bertelsmann AG would be willing to provide interim financing to the Company.

     On June 28, 2000, representatives of Lazard Freres telephoned representatives of Allen & Company. During that conversation, Lazard Freres expressed that Bertelsmann AG was considering an acquisition of the Company at around the market value and, assuming this was acceptable to the Company, further due diligence and negotiations could take place.

     On June 29, 2000, Allen contacted Lazard Freres and indicated that a transaction at around the market value might be acceptable depending on, among other things, the terms on which Bertelsmann AG would be prepared to provide interim financing to the Company pending completion of the acquisition.

     Later that day, Lazard Freres delivered to Allen & Company a preliminary term sheet for the interim financing to be provided to the Company.

     During the week of July 3, 2000, representatives of Bertelsmann AG and the Company held further discussions concerning the terms and level of the proposed interim financing.

     During the week of July 10, 2000, representatives of Bertelsmann AG and the Company continued their discussions concerning the terms and level of the proposed interim financing and began discussions of terms of a possible acquisition of the Company.

     During the weekend of July 15-16, 2000, representatives of and advisors to Bertelsmann AG and the Company entered into discussions and negotiations concerning the terms of definitive agreements for the acquisition of the Company and the proposed interim financing.

     On July 17, 2000, representatives of and advisors to Bertelsmann AG and the Company met at the offices of Davis Polk in New York to discuss the terms of the proposed transaction and related agreements. These discussions and negotiations continued until late on July 19, 2000.

     After the close of trading on the Nasdaq National Market on July 19, 2000, the Board of Directors of the Company approved the proposed acquisition of the Company by Bertelsmann, and the parties thereafter executed the definitive merger, financing and other agreements. Thereafter the Company and Bertelsmann issued a press release announcing the execution of the definitive agreement.

Purpose and Structure of the Offer

     The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, Bertelsmann and Purchaser intend to consummate the Merger as promptly as practicable.

     Depending upon the number of Shares purchased by Purchaser pursuant to the Offer or otherwise, the Company Board may be required to submit the Merger Agreement to the Company's shareholders for approval at a shareholders' meeting convened for that purpose in accordance with the BCL. If shareholder approval is required, the Merger Agreement must be approved by a majority of all votes cast by shareholders at a meeting at which a quorum is present.

     If the Minimum Condition is satisfied, Purchaser will have sufficient voting power to approve the Merger Agreement at the shareholders' meeting without the affirmative vote of any other shareholder. If Purchaser acquires at least 80% of the then outstanding Shares pursuant to the Offer or otherwise, the Merger may be consummated without a shareholder meeting and without the approval of the Company's shareholders.

     Under the BCL, holders of Shares do not have dissenters' rights in the Offer but will have dissenters' rights in the Merger.

Plans for the Company

     Pursuant to the terms of the Merger Agreement, Bertelsmann currently intends, promptly after consummation of the Offer, to exercise its right under the Merger Agreement to appoint a number of directors to the Company Board in proportion to its share ownership. Purchaser currently intends, as soon as practicable after consummation of the Offer, to consummate the Merger.

     Except as otherwise provided herein, it is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. Bertelsmann will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. Bertelsmann intends to seek additional information about the Company during this period. Thereafter, Bertelsmann intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing development of the Company's potential in conjunction with Bertelsmann's business.

     Except as described above or elsewhere in this Offer to Purchase, Purchaser and Bertelsmann have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization or liquidation), (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any change in the Company Board or management of the Company, (iv) any material change in the Company's capitalization or dividend policy, (v) any other material change in the Company's corporate structure or business, (vi) a class of securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated system operated by a national securities association, (vii) a class of equity securities of the Company being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act, (viii) the suspension of the Company's obligation to file reports under Section 15(d) of the Exchange Act, (ix) the acquisition or disposition of securities of the Company, or (x) any changes in the Company's governing instruments that could impede the acquisition of control of the Company.

The Merger Agreement

     The following is a summary of the material provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO filed by Bertelsmann and Purchaser under the Exchange Act (the "Schedule TO"). The summary is qualified in its entirety by reference to the complete text of the Merger Agreement.

   The Offer

     The Merger Agreement provides for the making of the Offer. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction or waiver of the Minimum Condition and certain other conditions that are described in "The Offer--Conditions to the Offer". Pursuant to the Merger Agreement, Purchaser may waive any condition to the Offer or change any of the terms or conditions of the Offer, except that, without the prior written consent of the Company, Purchaser may not waive the Minimum Condition or make any change in the Offer which changes the form of consideration to be paid or decreases the price per Share or the number of Shares sought in the Offer or which imposes conditions to the Offer in addition to those set forth in "The Offer--Conditions to the Offer".

     The Merger Agreement provides that promptly upon the purchase of and payment for Shares pursuant to the Offer, Bertelsmann shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board that equals the product of (1) the total number of directors on the Company Board and (2) the percentage that the number of Shares beneficially owned by Bertelsmann bears to the total number of Shares then outstanding. To this end, the Company will take all necessary action to cause Bertelsmann's designees to be elected or appointed to the Company's Board. However, the Company and Bertelsmann shall use their reasonable best efforts to ensure that at least two members of the Company's Board who are directors as of the date of the Merger Agreement and are not employees of the Company shall remain directors until the Effective Time.

     Following the election of Bertelsmann's designees to the Company Board any termination, amendment or waiver of the Merger Agreement by the Company will require the approval of a majority of the directors of the Company then in office who are not designees of Bertelsmann or employees of the Company.

   The Merger

     The Merger Agreement provides that as soon as practicable after the satisfaction or waiver of each of the conditions to the Merger, Purchaser will be merged into Company with the Company being the surviving corporation (the "Surviving Corporation").

     If required by the BCL, the Company will call and hold a meeting of its shareholders (the "Company Shareholder Meeting") promptly following consummation of the Offer for the purpose of voting upon the approval of the Merger Agreement. At any such meeting all Shares then owned by Bertelsmann or Purchaser or any subsidiary of Bertelsmann will be voted in favor of approval of the Merger Agreement.

     Pursuant to the Merger Agreement, each Share outstanding at the Effective Time (other than Shares owned by Bertelsmann or any of its subsidiaries or by the Company as treasury stock, all of which will be cancelled, and other than Shares that are held by shareholders, if any, who properly exercise their dissenters' rights under the BCL) will be converted into the right to receive the Merger Consideration. Shareholders who perfect their dissenters' rights under the BCL will be entitled to the amounts determined pursuant to such proceedings. See "The Offer--Dissenters' Rights".

   Employee and Director Stock Options

     At or immediately prior to the Effective Time, each option to purchase Shares held by any current or former employee or director pursuant to any compensation plan or arrangement of the Company, whether or not vested or exercisable, shall be converted into the right to receive upon exercise (and payment of the exercise price) $3.00 for each Share for which such option is exercisable. The Company shall pay each holder of any such option with a per share exercise price of less than $3.00, at or promptly after the Effective Time, an amount equal to (i) the product of the excess, if any, of $3.00 over the applicable per Share exercise price and the number of Shares such holder could have purchased (assuming full vesting of such options) had such holder exercised such option in full immediately prior to the Effective Time minus
(ii) the amount of any applicable withholding tax.

   Representations and Warranties

     Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Bertelsmann and Purchaser, including representations relating to corporate existence and power; corporate authorizations; government authorizations; subsidiaries; capitalization; SEC filings; financial statements; absence of certain changes (including any material adverse effect on the business, results of operations, assets or financial condition of the Company); absence of undisclosed material liabilities; litigation; compliance with laws; employee matters; environmental matters; taxes; intellectual property; title to properties; and other matters.

     Certain of the Company's representations and warranties are qualified as to "materiality" or "material adverse effect." For these purposes, "material adverse effect" means a material adverse effect on the business, results of operations, assets or financial condition of the Company and its subsidiaries, taken as a whole, provided, however, that the effects relating to (i) the announcement of the transactions contemplated by the Merger Agreement, or (ii) changes in the industry in which the Company operates which do not disproportionately affect the Company shall not be deemed to constitute a material adverse effect.

     Pursuant to the Merger Agreement, Bertelsmann and Purchaser have made customary representations and warranties to the Company, including representations relating to their corporate existence and power; corporate authorizations; and other matters.

   Covenants

     The Merger Agreement contains various covenants of the parties thereto.

     Company Conduct of Business Covenants. Prior to the Effective Time and except as may be agreed in writing by Bertelsmann or as expressly permitted by the Merger Agreement, the Company and its subsidiaries will conduct business in the ordinary course consistent with past practices, and the Company will not and will not permit its subsidiaries to, among other things:

     (i)   amend its organizational documents;

     (ii)  make changes in its capital structure;

     (iii) make material acquisitions or dispositions;

     (iv)  pay dividends;

     (v) issue additional shares of capital stock or rights to acquire capital stock or amend the terms of any existing equity securities;

     (vi)  redeem its capital stock;

     (vii) incur additional indebtedness, except borrowings under the Convertible Loan Agreement (see "The Offer--The Related Financing" below);

     (viii)amend its employee benefit or compensation plans;

     (ix)  enter into or amend certain material contracts; or

     (x) take any action that would cause a representation or warranty to be untrue in any material respect.

     Shareholder Meeting. Unless the BCL does not require a vote of shareholders, the Company will cause the Company Shareholder Meeting to be duly called and held as soon as reasonably practicable after consummation of the Offer for the purpose of voting on the approval and adoption of the Merger Agreement and the Merger. In connection with such meeting, the Company will use its reasonable best efforts to obtain the necessary approvals by its shareholders of the Merger Agreement and the Merger and otherwise comply with all legal requirements applicable to such meeting.

     Recommendations. Except as provided in the next sentence, the Company Board will recommend that the Company's shareholders tender their shares in the Offer and vote to approve the Merger. The Company Board shall be permitted to withdraw, or modify in a manner adverse to Bertelsmann, its recommendation to its shareholders, and approve or recommend an Acquisition Proposal (as defined below), if (i) the Company has complied with the terms of the "No Solicitation" covenant below, (ii) the Company Board, based on the advice of its outside legal counsel, determines in good faith that failure to take such action would present a reasonable probability of violating its fiduciary duties under applicable law and (iii) the Acquisition Proposal is a Superior Proposal. "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination transaction involving the acquisition of all or any portion of the equity interest in, or all or a material portion of the assets of, the Company and its subsidiaries, other than the transactions contemplated by the Merger Agreement, and "Superior Proposal" means any Acquisition Proposal (A) involving the acquisition of the entire equity interest in, or all or substantially all of the assets and liabilities of, the Company and its subsidiaries and (B) with respect to which the Board of Directors of the Company (x) determines in good faith that such proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal and (y) believes in good faith, based on the advice of its financial advisors, that such proposal would, if consummated, result in a transaction more favorable to the Company's shareholders from a financial point of view than the Offer and the Merger.

     No Solicitation. The Company will not, and will cause its subsidiaries not to and will use its reasonable best efforts to cause the officers, directors, employees and other agents and advisors of the Company and its subsidiaries not to, directly or indirectly, (i) take any action to solicit, initiate or encourage the submission of any Acquisition Proposal or (ii) furnish any information or participate in any discussions or negotiations with, any persons who has made an Acquisition Proposal; provided that the Company may furnish information to or enter into discussion or negotiations with any person who has made an unsolicited bona fide written Acquisition Proposal if and only to the extent that (A) the acceptance for payment of Shares pursuant to the Offer shall not have occurred, (B) the Board of Directors of the Company, based on advice of outside legal counsel, determines in good faith that failure to take such action would present a reasonable probability of violating its fiduciary duties under applicable law, and (C) prior to taking such action, the Company
(x) provides reasonable notice to Bertelsmann to the effect that it intends to take such action and (y) receives from such person an executed confidentiality agreement in reasonably customary form and in any event containing terms at least as stringent as those contained in the confidentiality agreement dated June 15, 2000 between Bertelsmann AG and the Company (the "Confidentiality Agreement"). Prior to providing any information to or entering into discussions or negotiations with any person in connection with an Acquisition Proposal, the Company shall notify Bertelsmann of any such Acquisition Proposal (including the material terms and conditions thereof and the identity of the person making
it) as promptly as practicable after its receipt thereof, and shall thereafter keep Bertelsmann informed as to the status of any discussion or negotiations with such third party and any material changes to the terms and conditions of such Acquisition Proposal, and shall promptly give Bertelsmann a copy of any information delivered to such person which has not previously been reviewed by Bertelsmann. The Company will, and will cause its subsidiaries and the officers, directors, employees and other agents and advisors of the Company and its subsidiaries to, immediately cease all discussions and negotiations, if any, that have taken place prior to the date of the Merger Agreement with any parties with respect to any Acquisition Proposal.

     Director and Officer Liability. After the Effective Time, Bertelsmann will cause the Surviving Corporation to indemnify, to the fullest extent permitted by applicable law, the present and former officers and directors of the Company in respect of any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense (including reasonable fees and expenses of legal counsel) based on, or arising from any facts or circumstances occurring at or prior to the Effective Time.

     For a period of not less than three years after the Effective Time, Bertelsmann will, or will cause the Surviving Corporation to maintain in effect the current officers' and directors' liability insurance maintained by the Company on the date of the Merger Agreement (provided that Bertelsmann may substitute therefor policies with reputable and financially sound carriers having at least the same coverage and amounts, and containing terms and conditions which are no less advantageous to the persons currently covered by such policies as the insured) with respect to facts or circumstances occurring at or prior to the Effective Time to the extent that such liability insurance can be maintained annually at a cost to Bertelsmann not greater than 150% of the current annual premium; provided that if such insurance cannot be so maintained or obtained at such cost, Bertelsmann shall maintain or obtain as much of such insurance as can be so maintained or obtained at a cost equal to 150% of the current annual premium paid by the Company for such insurance.

     The rights of each Indemnified Person under this covenant shall be in addition to any rights such person may have under the articles of incorporation or bylaws of the Company or any of its subsidiaries or under the BCL.

   Conditions to the Merger

     The Merger Agreement provides that the obligations of Bertelsmann, Purchaser and the Company to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) Purchaser shall have acquired Shares pursuant to the Offer;

          (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree of a court of competent jurisdiction shall prohibit or enjoin the consummation of the Merger; and

          (c) if required, the shareholders of the Company shall have approved the Merger Agreement.

   Termination

     The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the shareholders of the Company):

          (a) by mutual written agreement of the Company and Bertelsmann;

          (b) by either the Company or Bertelsmann,

               (i) if the Offer has not been consummated on or before October 31, 2000, provided that such right to terminate the Merger Agreement shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Offer to be consummated by such time; or

               (ii) if consummation of the Offer or the Merger would violate or be prohibited by any law or regulation or if any injunction, judgment, order or decree of a court of competent jurisdiction enjoining the Company, Bertelsmann or Purchaser from consummating the Offer or the Merger is entered and such injunction, judgment, order or decree shall become final and nonappealable;

          (c) by Bertelsmann, if prior to the purchase of any Shares pursuant to the Offer,

               (i) the Company Board shall have failed to recommend or withdrawn or materially modified in a manner adverse to Bertelsmann its adoption or recommendation of the Offer and the Merger or there shall have been a material breach of any of the provisions described under "The Offer--The Merger Agreement--Covenants--Recommendations" and "--No Solicitation";

               (ii) the Company shall have entered into, or announced its intention to enter into, an agreement with respect to a Superior Proposal; or

               (iii) any person or group of persons (other than Bertelsmann) shall have acquired a majority of the equity interest in, or all or any material portion of the assets of, the Company and its subsidiaries; or

          (d) by the Company, if prior to purchase of any Shares pursuant to the Offer,

               (i) the Company notifies Bertelsmann in writing that it intends to enter into an agreement with respect to a Superior Proposal, provided the Company has complied in all material respects with the provisions described under "The Offer--The Merger Agreement--Covenants--Recommendations" and "--No Solicitation";

               (ii) Bertelsmann does not make, within four business days after receipt of the Company's notification, an offer that the board of directors of the Company determines, in good faith based on the advice of its financial advisors, is at least as favorable to the Company's shareholders as the Superior Proposal; and

               (iii) prior to or simultaneously with such termination, the Company makes payment to Bertelsmann of any fees and expenses payable pursuant to the Merger Agreement.

   Fees and Expenses

     Except as otherwise specified below, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses.

     If the Merger Agreement is terminated as described in (c) or (d) under "Termination," the Company will pay Bertelsmann a fee in immediately available funds equal to $3 million and, upon receipt of documentation, all reasonable out-of-pocket expenses incurred by Bertelsmann and Purchaser in conjunction with the Merger Agreement. The

Company will also pay Bertelsmann all reasonable out-of-pocket expenses incurred by Bertelsmann and Purchaser if the conditions to the Offer described in "The Offer--Conditions to the Offer" below is not met as a result of a breach by the Company of its representations and warranties set forth in the Merger Agreement.

     Amendment. At any time prior to the Effective Time, the Merger Agreement may be amended or waived if but only if, such amendment or waiver is in writing and signed in the case of an amendment by Bertelsmann and the Company and in the case of a waiver by the party against whom the waiver is to be effective.

The Shareholder Agreement

     The following is a summary of the material provisions of the Shareholder Agreement, a copy of which is filed as an exhibit to the Schedule TO. This summary is qualified in its entirety by reference to the complete text of the Shareholder Agreement.

     In connection with the execution of the Merger Agreement, Bertelsmann entered into the Shareholder Agreement with Jason Olim, president and chief executive officer and a director of the Company, and Matthew Olim, a director of the Company and Technical Lead (each, a "Shareholder"). During the term of the Shareholder Agreement, each has agreed to take the following action with respect to the 2,960,025 Shares beneficially owned by him:

     o To tender pursuant to the Offer all of his Shares not later than the fifth business day after commencement of the Offer, and to not withdraw such Shares.

     o To vote his Shares in favor of the approval and adoption of the Merger Agreement and all agreements and transactions related thereto and against (1) any Acquisition Proposal, (2) any reorganization, recapitalization, liquidation, winding up, or other extraordinary transaction involving the Company or (3) any corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement; each Shareholder has granted to Bertelsmann an irrevocable proxy to vote or otherwise use such voting power in the manner contemplated by the foregoing.

     o    Not to sell, pledge or otherwise dispose of any of his Shares.

     Each Shareholder has also agreed not to solicit, initiate or encourage any Acquisition Proposal or furnish information to or participate in any discussions or negotiations with any person that has made an Acquisition Proposal, subject to such Shareholder's fiduciary duties as a member of the Company Board.

     The Shareholder Agreement will terminate upon termination of the Merger Agreement in accordance with its terms. Accordingly, in the event the Company terminates the Merger Agreement in connection with a Superior Proposal, the obligations of the Shareholders under the Shareholder Agreement will terminate and each Shareholder will be permitted to tender or vote his Subject Shares in favor of such Superior Proposal.

Dissenters' Rights

     If the Merger is consummated, shareholders of the Company may have the right to dissent from the Merger and to obtain payment of the fair value of their Shares under the BCL. See "The Offer--Certain Legal Matters." Under the BCL, dissenting shareholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares and to receive payment of such fair value in cash plus interest. "Fair value," as used in the BCL, means the fair value of Shares immediately before the effective time of the Merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the Merger. Shareholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger. Moreover, Purchaser may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer or the Merger.

The Related Financing

     The following is a summary of the material provisions of the Convertible Loan Agreement and related agreements, copies of which are filed as an exhibit to the Schedule TO. The summary is qualified in its entirety by reference to the complete text of such agreements.

   The Convertible Loan Agreement

     The Facility.

     Pursuant to the Convertible Loan Agreement, Bertelsmann has agreed to make a term loan (the "TW/S Loan") to the Company in an amount of up to approximately $30 million. The proceeds of the TW/S Loan will be used by the Company to repay in full all loan outstanding under the loan agreement dated as of July 12, 1999 between the Company, Sony Music Entertainment Inc and Time Warner Inc. In addition, pursuant to the Convertible Loan Agreement, Bertelsmann has agreed to make additional loans ("Working Capital Loans" and, together with the TW/S Loan, the "Loans") to the Company in an aggregate principal amount not in excess of $12,000,000 during the period from July 31, 2000 through October 31, 2000. The proceeds of the Working Capital Loans may be used by the Company only in the ordinary course business and to meet its ongoing working capital needs of the Company as contemplated by the Company's business plan. The aggregate principal amount of Working Capital Loans that the Company may borrow in any four-week period is capped, based on cash flow projections provided by the Company to Bertelsmann. In addition, Working Capital Loans are available only if the Company's available cash falls below $3 million.

     At the present time, there are no amounts outstanding under the Convertible Loan Agreement.

     Interest Rate. The Loans bear interest at LIBOR plus 3%. Interest is payable on the Maturity Date (or any earlier date on which the Loans are due and payable).

     Maturity. Bertelsmann's commitment to make Working Capital Loans to the Company terminates on the earliest of (i) October 31, 2000, (ii) the date of termination of the Merger Agreement and (iii) the date any other person acquires control of the Company. On such date, all Loans mature and are immediately due and payable by the Company. However, if the Merger Agreement is terminated by the Company as a result of a breach of the terms of the Merger Agreement by Bertelsmann, then the Loans do not become due and payable until the sixtieth day after such termination. Bertelsmann is not required to make any additional Working Capital Loans during this sixty day period.

     Conversion

     The Loans and any interest thereon are convertible, in whole or in part at any time on or after the date that is 10 days after the date of dissemination by the Company of the Schedule 14D-9 to its shareholders, at the option of Bertelsmann, into Shares at a conversion price of $1.50 per share. Conversion of the Note for a number of Shares in excess of 19.9% of the total outstanding Shares is subject to the Company's compliance with the rules of Nasdaq National Market relating to issuance of common stock (or securities convertible into common stock) representing 20% or more of the outstanding common stock without shareholder approval. The Company requested Nasdaq National Market to agree that the conversion of the Note into more than 19.9% of the outstanding Shares is, under the circumstances, within an exception under its rules. The Convertible Loan Agreement provides that in no event is Bertelsmann entitled to receive more than 49% of the outstanding Shares on a fully diluted basis. In addition, the Convertible Loan Agreement provides that, with respect to any vote to be taken by the shareholders of the Company to adopt or reject a Superior Proposal, Bertelsmann shall vote the Shares it obtains pursuant to the exercise of its conversion rights in the same proportion as the Shares held by shareholders other than Bertelsmann are voted in such vote.

     The Company has granted Bertelsmann three demand registrations and unlimited piggy-back registrations with respect to the Shares issuable upon conversion of the Convertible Loan Agreement.

     Guarantees and Collateral

     All obligations of the Company under the Convertible Loan Agreement (including the repayment in full of all principal of and interest on the Loans) are (i) secured by substantially all of the assets of the Company, including all accounts receivable, equipment, inventory, general intangibles, intellectual property and investment property of the Company and all capital stock of each direct domestic subsidiary of the Company and (ii) guaranteed by all domestic subsidiaries of the Company. Each domestic subsidiary's guarantee of the Company's obligations under the Convertible Loan Agreement is secured by substantially all of the assets of such domestic subsidiary, including all accounts receivable, equipment, inventory, general intangibles, intellectual property and investment property of such domestic subsidiary, and all capital stock of each direct domestic subsidiary of such subsidiary.

Certain Effects of the Offer

     Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by shareholders other than Purchaser. Neither Bertelsmann nor the Purchaser can predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

     Stock Quotation. The Shares are authorized for quotation on the Nasdaq National Market. According to the published guidelines of the Nasdaq National Market, the Shares might no longer be eligible for quotation on the Nasdaq National Market if, among other things, either (i) the number of Shares publicly held were less than 750,000, there were fewer than 400 holders of round lots, the aggregate market value of publicly held Shares were less than $5,000,000, net tangible assets were less than $4,000,000 and there were fewer than two registered and active market makers for the Shares, or (ii) the number of Shares publicly held were less than 1,100,000, there were fewer than 400 holders of round lots, the aggregate market value of publicly held Shares were less than $15,000,000 and either (x) the Company's market capitalization was less than $50,000,000 or (y) the total assets and total revenue of the Company for the most recently completed fiscal year or two of the last three most recently completed fiscal years were less than $50,000,000 and there were fewer than four registered and active market makers. Shares held directly or indirectly by directors or officers of the Company or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose.

     If the Shares were to cease to be quoted on the Nasdaq National Market, the market for the Shares could be adversely affected. It is possible that the Shares would be traded or quoted on other securities exchanges (with trades published by such exchanges), the Nasdaq Stock Market (with quotations published in the Nasdaq "additional list" or in one of the "local lists") or in the over-the-counter market. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of shareholders and the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

     Margin Regulations. The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to

Section 14(a) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities." Bertelsmann and Purchaser currently intend to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

Conditions to the Offer

     Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares, and may, subject to the terms of the Merger Agreement, terminate the Offer, if:

          (a) at the expiration of the Offer, (A) the Minimum Condition has not been satisfied, (B) the applicable waiting periods under the HSR Act or other applicable antitrust or competition laws shall not have expired or been terminated, (C) all consents and approvals from any governmental body, agency, official or authority or any other person necessary in order to consummate the Offer and the Merger shall not have been obtained except for such consents and approvals that individually or in the aggregate could not reasonably be expected to have a material adverse effect on the Company, (D) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and accurate as of the expiration of the Offer as though made on or as of such date (except for those representations and warranties that expressly address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period) or (E) the Company shall have failed to perform or comply in all material respects with any of its obligations, agreements or covenants required by the Merger Agreement; or

          (b) at any time on or after July 19, 2000 and prior to the acceptance for payment of Shares, any of the following conditions exist:

               (i) there shall be any law, rule, regulation, judgment, order, injunction or decree enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that prohibits the consummation of the Offer, the Merger or any other transaction contemplated by the Merger Agreement; or

               (ii) the Merger Agreement shall have been terminated in accordance with its terms.

     The foregoing conditions are for the benefit of Bertelsmann and Purchaser and may, subject to the terms of the Merger Agreement, be waived by Bertelsmann and Purchaser in whole or in part at any time and from time to time in their discretion.

Certain Legal Matters; Regulatory Approvals

     General. Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described in this section, based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or Bertelsmann as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under "State Takeover Statutes," such approval or other action will be sought. While Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter (except as described below), there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the

Company's business, or certain parts of the Company's business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See "The Offer--Conditions to the Offer".

     State Takeover Statutes. A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, shareholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws.

     In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining shareholders where, among other things, the corporation is incorporated in, and has a substantial number of shareholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

     The Company is incorporated under the laws of Pennsylvania. The Pennsylvania Takeover Disclosure Law ("PTDL") purports to regulate certain attempts to acquire a corporation which (1) is organized under the laws of Pennsylvania or (2) has its principal place of business and substantial assets located in Pennsylvania. In Crane Co. v. Lam, the United States District Court for the Eastern District of Pennsylvania preliminarily enjoined, on grounds arising under the United States Constitution, enforcement of at least the portion of the PTDL involving the pre-offer waiting period thereunder. Section 8(a) of the PTDL provides an exemption for any offer to purchase securities as to which the board of directors of the target company recommends acceptance to its shareholders, if at the time such recommendation is first communicated to shareholders the offeror files with the Pennsylvania Securities Commission ("PSC") a copy of the Schedule TO and certain other information and materials, including an undertaking to notify securityholders of the target company that a notice has been filed with the PSC which contains substantial additional information about the offering and which is available for inspection at the PSC's principal office during business hours. The Company's board of directors has approved the transactions contemplated by the Merger Agreement and recommended acceptance of the Offer and the Merger to the Company's securityholders. While reserving and not waiving its right to challenge the validity of the PTDL or its applicability to the Offer, Purchaser is making a
Section 8(a) filing with the PSC in order to qualify for the exemption from the PTDL. Additional information about the Offer has been filed with the PSC pursuant to the PTDL and is available for inspection at the PSC's office at Eastgate Office Building, 2nd Floor, 1010 North 7th Street, Harrisburg, PA 17102-1410 during business hours.

     Chapter 25 of the BCL contains other provisions relating generally to takeovers and acquisitions of certain publicly owned Pennsylvania corporations such as the Company that have a class or series of shares entitled to vote generally in the election of directors registered under the Exchange Act (a "registered corporation"). The following discussion is a general and highly abbreviated summary of certain features of Chapter 25, is not intended to be complete or to address further potentially applicable exceptions or exemptions, and is qualified in its entirety by reference to the full text of Chapter 25 of the BCL. The Company is a registered corporation.

     In addition to other provisions not applicable to the Offer or the Merger, Subchapter 25D of the BCL includes provisions requiring approval of a merger of a registered corporation with an "interested shareholder," by the affirmative vote of the shareholders entitled to cast at least a majority of the votes that all shareholders other than the interested shareholder are entitled to cast with respect to the transaction without counting the votes of the interested shareholder. This disinterested shareholder approval requirement is not applicable to a transaction (i) approved by a majority of disinterested directors, (ii) in which the consideration to be received by shareholders is not less than the highest amount paid by the interested shareholder in acquiring his shares, or (iii) effected without submitting the merger to a vote of shareholders as permitted in Section 1924(b)(1)(ii) of the BCL. The Company has represented to Bertelsmann and Purchaser that the disinterested shareholder approval requirement of Subchapter 25D will not be applicable to the Merger.

     Subchapter 25E of the BCL provides that, in the event that Purchaser (or a group of related persons, or any other person or group of related persons) were to acquire securities representing at least 20% of the voting power of the Company, in connection with the Offer or otherwise (a "Control Transaction"), securityholders of the Company would have the right to demand "fair value" of such securityholders' securities and to be paid such fair value upon compliance with the requirements of Subchapter 25E. Under Subchapter 25E, "fair value" may not be less than the highest price per share paid by the controlling person or group at any time during the 90-day period ending on and including the date of the Control Transaction, plus an increment, if any, representing any value, including, without limitation, any proportion of value payable for acquisition of control of the Company, that may not be reflected in such price. The Company has opted out of Subchapter 25E in its Restated Articles of Incorporation and has represented to Bertelsmann and Purchaser that Subchapter 25E is not applicable to the transactions contemplated by the Merger Agreement, Shareholder Agreement or Convertible Loan Agreement.

     Subchapter 25F of the BCL prohibits under certain circumstances certain "business combinations," including mergers and sales or pledges of significant assets, of a registered corporation with an "interested shareholder" for a period of five years. An "interested shareholder" includes a shareholder who is the beneficial owner of 20% of the shares entitled to vote in an election of directors. At the time of the Merger, Purchaser will be an "interested shareholder" within the meaning of this Subchapter, because of its acquisition of shares in the tender offer and its beneficial ownership of shares in connection with the Note. Subchapter 25F provides an exception for a "business combination" approved by the board of directors prior to the interested shareholder's share acquisition date, or where the purchase of the shares by the interested shareholder on the share acquisition date has been approved by the board of directors prior to the interested shareholder's share acquisition date. On July 19, 2000, the Company's board of directors approved the merger as well as the acquisition of shares in the tender Offer and the issuance of the shares upon conversion of the Note as contemplated by this Subchapter. The Company has represented to Bertelsmann and Purchaser that Subchapter 25F is not applicable to the transactions contemplated by the Merger Agreement, Shareholder Agreement or Convertible Loan Agreement.

     Subchapter 25G of the BCL, relating to "control-share acquisitions," prevents under certain circumstances the owner of a control-share block of shares of a registered corporation from voting such shares unless a majority of both the "disinterested" shares and all voting shares approve such voting rights. Failure to obtain such approval may result in a forced sale by the control-share owner of the control-share block to the corporation at a possible loss. The Company has opted out of Subchapter 25G in its Restated Articles of Incorporation and has represented to Bertelsmann and Purchaser that Subchapter 25G is not applicable to the transactions contemplated by the Merger Agreement, Shareholder Agreement or Convertible Loan Agreement.

     Subchapter 25H of the BCL, relating to disgorgement by certain controlling shareholders of a registered corporation following attempts to acquire control, provides that under certain circumstances any profit realized by a controlling person from the disposition of shares of the corporation to any person (including to the corporation under Subchapter 25G or otherwise) will be recoverable by the corporation. The Company has opted out of Subchapter 25H in its Restated Articles of Incorporation and has represented to Bertelsmann and Purchaser that Subchapter 25H is not applicable to the transactions contemplated by the Merger Agreement, Shareholder Agreement or Convertible Loan Agreement.

     Subchapter 25I of the BCL entitles "eligible employees" of a registered corporation to a lump sum payment of severance compensation under certain circumstances if the employee is terminated, other than for willful misconduct, within 90 days before voting rights lost as a result of a control-share acquisition are restored by a vote of disinterested shareholders. Subchapter 25J of the BCL provides protection against termination or impairment under certain circumstances of "covered labor contracts" of a registered corporation as a result of a "business combination transaction" if the business operation to which the covered labor contract relates was owned by the registered corporation at the time voting rights are restored by shareholder vote after a control-share acquisition. The Company has represented to Bertelsmann and Purchaser that Subchapters 25I and 25J are not applicable to the transactions contemplated by the Merger Agreement, Shareholder Agreement or Convertible Loan Agreement.

     Section 2504 of the BCL provides that the applicability of Chapter 25 of the BCL to a registered corporation having a class or series of shares entitled to vote generally in the election of directors registered under the Exchange Act or otherwise satisfying the definition of a registered corporation under
Section 2502(l) of the BCL shall terminate immediately upon the termination of the status of the corporation as a registered corporation. Purchaser intends to seek to cause the Company to terminate the registration of the shares of Common Stock under the Exchange Act as soon after consummation of the Offer as the requirements for termination of the registration of the shares of Common Stock are met.

     Purchaser does not believe that the antitakeover laws and regulations of any state other than the Commonwealth of Pennsylvania will by their terms apply to the Offer, and, except as set forth above with respect to the BCL, Purchaser has not attempted to comply with any state antitakeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See "The Offer--Conditions to the Offer".

     United States Antitrust Compliance. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

     Pursuant to the requirements of the HSR Act, Purchaser expects to file a Notification and Report Form with respect to the Offer and Merger with the Antitrust Division and the FTC promptly after the date hereof. As a result, the waiting period applicable to the purchase of Shares pursuant to the Offer is scheduled to expire at 11:59 p.m., New York City time, 15 days after such filing. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from Purchaser. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the tenth day after substantial compliance by Purchaser with such request. Thereafter, such waiting period can be extended only by court order.

     The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Bertelsmann or the Company. Private parties (including individual States) may also bring legal actions under the antitrust laws of the United States. Purchaser does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See "The Offer--Conditions to the Offer", including conditions with respect to litigation and certain governmental actions and "The Offer--The Merger Agreement" for certain termination rights and obligations to make certain divestitures.

     Other Filings. Bertelsmann and its affiliates, as well as the Company, conduct operations and/or have sales in a number of foreign countries, and filings will have to be made with foreign governments under their pre-merger notification statutes.

     o Federal Republic of Germany. Under the Act Against Restraints of Competition of the Federal Republic of Germany (the "German Cartel Act"), certain transactions may not be consummated unless a notification has been filed with the German Cartel Office (the "Cartel Office") and clearance has been obtained. The consummation of the Offer and the Merger are subject to such requirements.

          Pursuant to the requirements of the German Cartel Act, Purchaser expects to file a notification with respect to the Offer and Merger with the Cartel Office. The waiting period applicable to the purchase of Shares pursuant to the Offer is scheduled to expire one month after such filing. However, at the expiration of such time, the Cartel Office may instead of approving the Merger decide to make further investigations and, in connection with such further investigation, may extend the waiting period to a date that is up to four months from the date of filing.

     o Austria. Austrian law provides that certain transactions may not be consummated unless a premerger notification has been filed with the Austrian Cartel Court (the "Austrian Cartel Court"). The initial waiting period applicable to the purchase of Shares pursuant to the Offer is generally six to seven weeks, unless the Austrian Cartel Court extends the waiting period based on a request for additional information or objections to the transaction. If such action is taken, the waiting period may be extended to a date that is up to five months from the date of filing. The consummation of the Offer and the Merger are subject to such requirements.

     o Other Jurisdictions. The filing requirements of various jurisdictions are being analyzed by the parties and, where necessary, the parties intend to make such filings.

     If any waiting period under applicable antitrust or competition law shall not have expired or been terminated by the Expiration Date, Purchaser may, but shall not be required to, extend the Expiration Date, or Purchaser may terminate the Offer. Although Bertelsmann and Purchaser believe that the acquisition of the Shares pursuant to the Offer would not violate or be prohibited by applicable foreign antitrust or competition laws, there can be no assurance that a challenge to the Offer on antitrust or competition grounds will not be made or, if such a challenge is made, what the outcome will be. If the consummation or the Offer or the Merger is prohibited by law, rule, regulation, judgment, injunction or certain similar actions, Purchaser shall not be obligated to accept for payment or pay for any tendered Shares and may terminate the Offer. See "The Offer--Conditions to the Offer" for certain conditions to the Offer, including conditions with respect to litigation and certain government actions.

Fees and Expenses

     Lazard Freres is acting as the Dealer Manager in connection with the Offer and is acting also as financial advisor to Bertelsmann in connection with Bertelsmann's proposed acquisition of the Company. Lazard Freres will receive reasonable and customary compensation for its services relating to the Offer and to be reimbursed for certain out-of- pocket expenses. Bertelsmann and Purchaser will indemnify Lazard Freres and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

     Bertelsmann and Purchaser have retained MacKenzie Partners, Inc. to be the Information Agent and ChaseMellon Shareholder Services, L.L.C. to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

     The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

     Neither of Bertelsmann nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Dealer Manager, the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

Miscellaneous

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF BERTELSMANN OR PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC (but not the regional offices of the SEC) in the manner set forth under "The Offer--Certain Information about the Company" and "The Offer--Certain Information about Bertelsmann and Purchaser.

                                             BINC ACQUISITION CORP.

July 26, 2000

                                   SCHEDULE I


                        DIRECTORS AND EXECUTIVE OFFICERS

     1. Directors and Executive Officers of Bertelsmann, Inc. The name, business address, current principal occupation or employment and five-year employment history of each director and executive officer of Bertelsmann, Inc. and certain other information are set forth below. None of the directors and officers of Bertelsmann, Inc. listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgement, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All directors and officers listed below are citizens of Germany, unless otherwise indicated. Directors are identified by an asterisk.

                                       Current Principal Occupation or Employment               Period Served
Name and Business Address                  and Five-Year Employment History             Age    In Such Office(s)
-------------------------------------  ------------------------------------------       ---    ----------------
Michael Dornemann *                    President and CEO, BMG Music                      54    1987 to 1998
BMG Entertainment                      Chairman, BMG Music                                     1989 to date
1540 Broadway                          Director and Member of the Executive                    1988 to date
New York, NY 10036                        Committee of the Board of Directors,
                                          Bertelsmann, Inc.
                                       Member of the Executive Board,                          1985 to date
                                          Bertelsmann AG

Siegfried Luther *                     Chief Financial Officer, Bertelsmann AG           55    1990 to date
Bertelsmann AG                         Director and Member of the Executive                    1990 to date
Carl-Bertelsmann Str. 270                 Committee of the Board of Directors,
33311 Gutersloh Germany                   Bertelsmann, Inc.
                                       Chief Financial Officer, Bertelsmann, Inc.              1998 to date

Robert J. Sorrentino *1                Partner, Coopers & Lybrand                        46    1994 to 1996
Bertelsmann, Inc.                      Vice President, Taxes, Bertelsmann, Inc.                1996 to 1997
1540 Broadway                          Executive Vice President and Chief                      1997 to 1998
New York, NY 10036                        Operating Officer, Bertelsmann, Inc.
                                       President and CEO, Director and Member                  1998 to date
                                          of the Executive Committee of the Board
                                          of Directors, Bertelsmann, Inc.

Aydin S. Caginalp *                    Partner, Walter Conston Alexander &               49    1984 to date
Walter Conston Alexander & Green, P.C.    Green, P.C.
90 Park Avenue                         Director and Secretary, Bertelsmann, Inc.               1998 to date
New York, NY 10016

Thomas Middelhoff *                    Member of the Executive Board,                    47    1994 to 1998
Bertelsmann AG                            Bertelsmann AG
Carl-Bertelsmann Str. 270              President and CEO and Chairman of the                   1998 to date
33311 Gutersloh Germany                   Executive Board of Bertelsmann AG
                                       Chairman of the Board, Bertelsmann, Inc.                1998 to date

--------
     1  Citizen of the United States.


                                      I-1


                                       Current Principal Occupation or Employment               Period Served
Name and Business Address                  and Five-Year Employment History             Age    In Such Office(s)
-------------------------------------  ------------------------------------------       ---    ----------------
Gerd Schulte-Hillen *                  Deputy Chairman of the Executive Board,           59    1987 to date
Bertelsmann AG                            Bertelsmann AG
Carl-Bertelsmann Str. 270              Director and Vice Chairman of the Board,                1991 to date
33311 Gutersloh Germany                   Bertelsmann, Inc.

K. Peter Blobel                        Executive Vice President and General              52    1995 to date
Bertelsmann AG                            Auditor,  Bertelsmann AG
Carl-Bertelsmann Str. 270              Executive Vice President, Internal Audit,               1998 to date
33311 Gutersloh Germany                   Bertelsmann, Inc.

Jacqueline Chasey1                     Vice President, Legal Affairs and Assistant       48    1994 to date
Bertelsmann, Inc.                         Secretary, Bertelsmann, Inc.
1540 Broadway
New York, NY 10036

Thomas Coiro1                          Vice President, Corporate Benefits,               52    1993 to date
Bertelsmann, Inc.                         Bertelsmann, Inc.
1540 Broadway
New York, NY 10036

Gert Stuerzebecher                     Vice President, Corporate Management              41    1994 to 1999
Bertelsmann, Inc.                         Development, Bertelsmann AG
1540 Broadway                          Vice President, Corporate Management                    1999 to date
New York, NY 10036                        Development, Bertelsmann, Inc.

William Tung1                          Vice President, Corporate Real Estate             50    1994 to date
Bertelsmann, Inc.
1540 Broadway
New York, NY 10036

Liz Young1                             Director, Corporate Liaison and Research          40    1990 to 1997
Bertelsmann, Inc.                         Group, Mazda (North America), Inc.
1540 Broadway                          Executive Director, Marketing and                       1997 to 1998
New York, NY 10036                        Communications, CIBC Oppenheimer
                                       Vice President, Corporate Communications,               1998 to date
                                          Bertelsmann, Inc.

---------
     1    Citizen of the United States.

     2. Directors and Executive Officers of BINC Acquisition Corp. The name, business address, current principal occupation or employment and five-year employment history of each director and executive officer of BINC Acquisition Corp. and certain other information are set forth below. None of the directors and officers of BINC Acquisition Corp. listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgement, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All directors and officers listed below are citizens of the United States. Directors are identified by an asterisk.

                                       Current Principal Occupation or Employment               Period Served
Name and Business Address                  and Five-Year Employment History             Age    In Such Office(s)
-------------------------------------  ------------------------------------------       ---    ----------------
Jacqueline Chasey *                    Vice President, Legal Affairs and Assistant       48    1994 to date
Bertelsmann, Inc.                         Secretary, Bertelsmann, Inc.
1540 Broadway                          Director and Secretary, BINC Acquisition                July 18, 2000 to date
New York, NY 10036                        Corp.

Robert J. Sorrentino *                 Partner, Coopers & Lybrand                        46    1994 to 1996
Bertelsmann, Inc.                      Vice President, Taxes, Bertelsmann, Inc.                1996 to 1997
1540 Broadway                          Executive Vice President and Chief                      1997 to 1998
New York, NY 10036                        Operating Officer, Bertelsmann, Inc.
                                       President and CEO, Director and Member                  1998 to date
                                          of the Executive Committee of the Board
                                          of Directors, Bertelsmann, Inc.
                                       Director and President, BINC Acquisition                July 18, 2000 to date
                                          Corp.

     3. Directors and Executive Officers of Bertelsmann AG. The name, business address, current principal occupation or employment and five-year employment history of each director and executive officer of Bertelsmann AG and certain other information are set forth below. None of the directors and officers of Bertelsmann AG listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgement, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All directors and officers listed below are citizens of Germany, unless otherwise indicated.

                                       Current Principal Occupation or Employment               Period Served
Name and Business Address                  and Five-Year Employment History             Age    In Such Office(s)
-------------------------------------  ------------------------------------------       ---    ----------------
Hugo Butler                            CEO and Editor-in-Chief, Neue Zurcher             57    1985 to date
Neue Zurcher Zeitung                      Zeitung
Chefredaktion                          Member of the Supervisory Board,                        1988 to date
Falkenstrasse 11                          Bertelsmann AG
CH - Zurich
   Switzerland

Michael Dorenemann                     President and CEO, BMG Music                      54    1987 to 1998
1540 Broadway, 44th Floor              Chairman of the Board, BMG Music                        1990 to date
New York, NY 10036                     Member of the Executive Board, Bertelsmann              1985 to date
                                          AG

Klaus Eierhoff                         Member of the Executive Board, Karstadt AG        47    1990 to 1998
Bertelsmann AG                         President and CEO, Bertelsmann Multimedia               1998 to date
Carl-Bertelsmann Str. 270                 Group
33311 Gutersloh                        Member of the Executive Board, Bertelsmann              1998 to date
   Germany                                AG

Michael Hoffman-Becking                Partner, Hengeler, Mueller, Weitzel, Wirtz        57    1975 to date
Rechtsanwalte Hengeler, Mueller,       Member of the Supervisory Board,                        1984 to date
Weitzel, Wirtz                            Bertelsmann AG
Trinkaustrasse 7
40213 Dusseldorf
   Germany

Martin Kohlhaussen                     Chairman of the Executive Board,                  65    1982 to date
Commerzbank AG                            Commerzbank AG
Kaiserplatz                            Member of the Supervisory Board,                        1996 to date
60261 Frankfurt                           Bertelsmann AG
   Germany

Oswald Lexer1                          Chairman of the Works Council, Bertelsmann        50    1994 to date
Bertelsmann Services Group                Services Group
An der Autobahn                        Member of the Supervisory Board,                        1998 to date
33311 Gutersloh                           Bertelsmann AG
   Germany

Siegfried Luther                       Chief Financial Officer and Member of the         55    1990 to date
Bertelsmann AG                            Executive Board, Bertelsmann AG
Carl-Bertelsmann Str. 270
33311 Gutersloh
   Germany

--------
     1  Oswald Lexer is an Austrian citizen.


                                      I-3


                                       Current Principal Occupation or Employment               Period Served
Name and Business Address                  and Five-Year Employment History             Age    In Such Office(s)
-------------------------------------  ------------------------------------------       ---    ----------------
Thomas Middelhoff                      Member of the Executive Board, Bertelsmann        47    1994 to 1998
Bertelsmann AG                            AG
Carl-Bertelsmann Str. 270              President and CEO and Chairman of the                   1998 to date
33311 Gutersloh                           Executive Board, Bertelsmann AG
   Germany                             Chairman of the Board, Bertelsmann, Inc.                1998 to date

Willi Pfannkuche                       Printer, Mohn Media Mohndruck GmbH                52    1968 to date
Mohn Media Mohndruck GmbH              Deputy Chairman, Bertelsmann Corporate                  1999 to date
Carl-Bertelsmann Str. 161 M               Works Council and Member of the
33311 Gutersloh                           Supervisory Board, Bertelsmann AG
   Germany

Erich Ruppik                           Chairman of the Bertelsmann Corporate             55    1990 to date
Bertelsmann AG                            Works Council, Bertelsmann AG
Carl-Bertelsmann Str. 270              Member of the Supervisory Board,                        1981 to date
33311 Gutersloh                           Bertelsmann AG
   Germany

Rolf Schmidt-Holtz                     Head of the Division of Television &              52    1994 to 1997
Bertelsmann AG                            Film Europe, Bertelsmann AG
Am Herrengraben 3                      President and CEO, CLT-UFA S.A.                         1997 to 2000
20459 Hamburg                          Chief Creative Officer and Member of the                2000 to date
   Germany                                Executive Board, Bertelsmann AG

Ronaldo Schmitz                        Chairman Private Equity, Deutsche Bank AG         61    1991 to date
Deutsche Bank AG                       Deputy Chairman of the Supervisory Board,               1996 to 1998
Taunusanlage 12                           Bertelsmann AG
60262 Frankfurt                        Member of the Supervisory Board,                        1994 to date
   Germany                                Bertelsmann AG

Gerd Schulte-Hillen                    Deputy Chairman of the Executive Board,           59    1987 to date
Bertelsmann AG                            Bertelsmann AG
Carl-Bertelsmann Str. 270
33311 Gutersloh
   Germany

Uwe Swientek                           Chairman of the Management Representative         58    1991 to date
Sonopress Produktiengesellschaft          Committee, Bertelsmann AG
fur Ton-und Informationstrager         Member of the Supervisory Board,                        1991 to date
bmH                                       Bertelsmann AG
Carl-Bertelsmann Str. 161F
33311 Gutersloh
   Germany

Gunter Thielen                         Member of the Executive Board, Bertelsmann        57    1985 to date
Bertelsmann AG                             AG
Carl-Bertelsmann Str. 270              President, Bertelsmann Arvato AG                        1985 to date
33311 Gutersloh
   Germany


                                      I-4


                                       Current Principal Occupation or Employment               Period Served
Name and Business Address                  and Five-Year Employment History             Age    In Such Office(s)
-------------------------------------  ------------------------------------------       ---    ----------------
Dieter Vogel                           Chairman of the Executive Board, Thyssen AG       58    1986 to 1998
Bessener Vogol & Treichel GmbH         Chairman of the Supervisory Board,                      1991 to 1998
Konigsallee 60 a                          Bertelsmann AG
40212 Dusseldorf                       Executive Partner, Bessener Vogel &                     1998 to date
   Germany                                Treichel GmbH
                                       Deputy Chairman of the Supervisory Board,               1998 to date
                                          Bertelsmann AG

Heinrich Weiss                         Chairman of the Management Board, SMS             58    1990 to date
SMS Aktiengesellschaft                    Aktiengesellschaft
Eduard-Schloemann-Strasse 4            Member of the Supervisory Board,                        1991 to date
40237 Dusseldorf                          Bertelsmann AG
   Germany

Frank Wossner                          Member of the Executive Board, Bertelsmann        59    1989 to date
Bertelsmann AG                            AG
Carl-Bertelsmann Str. 270              Chairman of the Executive Board,
33311 Gutersloh                           Bertelsmann Book Munich                              1994 to date
   Germany

Mark Wossner                           CEO and Chairman of the Executive Board,          61    1983 to 1998
Bertelsmann Stifung                       Bertelsmann AG
Carl-Bertelsmann Str. 256              Chairman of the Board, Bertelsmann                      1998 to date
33311 Gutersloh                           Foundation
   Germany                             Chairman of the Supervisory Board,                      1998 to date
                                          Bertelsmann AG

Bernd Wrede                            Chairman of the Executive Board, Hapag-           57    1982 to date
Hapag-Lloyd AG                            Lloyd AG
Ballindamm 25                          Member of the Supervisory Board,                        1998 to date
20095 Hamburg                             Bertelsmann AG
   Germany

     Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                    ChaseMellon Shareholder Services, L.L.C.

         By Mail:              By Overnight Courier:            By Hand:
      P.O. Box 3301             85 Challenger Road     120 Broadway, 13th Floor
South Hackensack, NJ 07606       Mail Drop-Reorg          New York, NY 10271
  Attn: Reorganization      Ridgefield Park, NJ 07660    Attn: Reorganization
        Department          Attn: Reorganization               Department
                                  Department

                           By Facsimile Transmission:
                        (For Eligible Institutions Only)
                                 (201) 296-4293

                        Confirm Facsimile by Telephone:
                                 (201) 296-4860
                            (For Confirmation Only)

     Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager, at the addresses and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and related materials may be obtained from the Information Agent or the Dealer Manager as set forth below and will be furnished promptly at Purchaser's expense. shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                           The Information Agent is:

                           MacKenzie Partners, Inc.
                                156 Fifth Avenue
                               New York, NY 10010
                                 (212) 929-5500

                                       or

                         Call Toll Free: (800) 322-2885


                             The Dealer Manager is:

                            LAZARD FRERES & CO. LLC
                              30 Rockefeller Plaza
                               New York, NY 10020
                          Call Collect: (212) 632-6717